Bausch & Lomb Incorporated

                           Exhibit 11


      Statement Regarding Computation of Per Share Earnings
       (Share Amounts in Thousands Except Per Share Data)


                                           Three Months Ended
                                         March 28,     March 29,
                                           1998          1997

Net Earnings (in millions) (a)             $ (23.2)      $   3.3

Actual outstanding Common
and Class B shares at
beginning of period                         55,209        55,404

Sum of weighted average
activity of: (1) Common
and Class B shares issued
for stock options (2)
repurchases of Common and
Class B stock and (3)
cancellation of
outstanding stock options                      124            35

Weighted Basic Shares (b)                   55,333        55,439

Effect of assumed exercise of
Common stock equivalents                         -           155

Weighted diluted Shares (c)                 55,333        55,594

Basic earnings per share (a/b)             $ (0.42)      $  0.06

Diluted earnings per share (a/c)           $ (0.42)      $  0.06